Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Appoints Rob Crawford as Chief Revenue Officer

Technology Industry Veteran Brings  a Proven Track Record of Sales Growth

TEMPE, Ariz., July 22, 2019 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of Rob Crawford as the company’s first chief revenue officer (CRO), effective immediately. In this role, Crawford will direct Benchmark’s global go-to-market strategy, including executing vertical sector strategies, determining portfolio optimization, accelerating marketing and demand generation, and ensuring revenue realization to achieve growth objectives.

“Rob is joining our leadership team at the perfect time,” said Jeff Benck, President and CEO, Benchmark Electronics.  “Rob brings to this new role both EMS and OEM experience as well as an engineering background that will support the advancement of our engineering and solutions capabilities into integrated manufacturing services for our customers.” He continued, “Furthermore, with Rob’s impressive track record in increasing global revenue coupled with his customer centric approach, I am confident he will do a great job guiding our go-to-market transformation.”

Crawford brings over 25 years of experience into this role and most recently served as vice-president, Global Sales, Advanced Technology Solutions at Celestica.  Prior to that, he held various leadership roles at leading companies such as QLogic Corporation, Quantum Corporation and Dell Inc. Crawford holds a Bachelor of Science in mechanical engineering from Texas A&M University and an MBA from Pepperdine University.

 “I am eager to join Benchmark in this new role and to develop revenue growth strategies focused on Benchmark’s rich technical capabilities,” said Rob Crawford, Benchmark’s CRO. “I look forward to working with our teams globally to advance Benchmark’s mission of solving our customer’s most challenging design and manufacturing problems, to enhance the customer engagement experience, and ultimately achieve the company’s growth objectives.”

To learn more about Benchmark’s executive team, please visit www.bench.com/leadership-team.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623‐300‐7052 or lisa.weeks@bench.com